Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 25, 2021 (the “Effective Date”) between (a) EASTWARD FUND MANAGEMENT, LLC, a Delaware limited liability company (“Lender”), and (b) (i) AUGMEDIX, INC., a Delaware corporation (“Augmedix”), and (ii) AUGMEDIX OPERATING CORPORATION, a Delaware corporation (“Augmedix Operating”; and together with Augmedix, individually and collectively, jointly and severally, “Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Advances.

(a) Availability. Upon Borrower’s request, during the Draw Period, Lender shall make up to two (2) advances (each, an “Advance,” and collectively, the “Advances”) to Borrower in an aggregate original principal amount not to exceed Seventeen Million Dollars ($17,000,000) (the “Maximum Loan Amount”). On the Effective Date, Lender shall make an Advance to Borrower in an original principal amount of Fifteen Million Dollars ($15,000,000) (the “Initial Advance”). Subject to the attainment of the Second Advance Milestone (as defined below), Lender shall make an additional Advance to Borrower in an original principal amount of Two Million Dollars ($2,000,000) (the “Second Advance”) on or after October 30, 2021 through the end of the Draw Period, provided that Borrower achieved (A) at least $6,000,000 of revenue (determined in accordance with GAAP), and (B) a maximum EBITDA loss (determined in accordance with GAAP) of $4,800,000, in each case for the third (3rd) fiscal quarter of 2021 (collectively, the “Second Advance Milestones”). After repayment, no Advance (or any portion thereof) may be reborrowed.

(b) Interest Payments. With respect to each Advance, commencing on the first (1st) Business Day of the month following the month in which the Funding Date of such Advance occurs, and continuing on the first (1st) Business Day of each month thereafter, Borrower shall make monthly payments of interest in cash, in arrears for the prior month, on the outstanding principal amount of such Advance at the rate set forth in Section 2.3(a).

(c) Repayment. With respect to each Advance, commencing on the first (1st) Business Day following the eighteenth (18th) payment date wherein the Borrower makes a payment of interest with respect to the entire month and continuing on the first (1st) Business Day of each month thereafter, Borrower shall repay such Advance in (i) thirty (30) consecutive equal monthly installments of principal, plus (ii) monthly payments of accrued interest at the rate set forth in Section 2.3(a), plus (iii) the Final Payment, which shall be due with the final monthly payment due hereunder. All outstanding principal and accrued and unpaid interest with respect to each Advance, and all other outstanding Obligations with respect to such Advance, are due and payable in full on the applicable Maturity Date.

(d) Prepayment.

(i) Permitted Prepayment. Borrower may prepay all, but not less than all, of the Credit Extensions, provided that the Borrower (i) delivers written notice to Lender of its election to prepay the Credit Extensions at least sixty (60) days (or such lesser period agreed to by Lender in its reasonable discretion) prior to such prepayment, and (ii) pays, on the date of such prepayment: (A) the outstanding principal plus accrued and unpaid interest with respect to the Credit Extensions, plus (B) the Final Payment, plus (C), if the prepayment of a Credit Extension occurs prior to the thirteenth (13th) payment due with respect to such Credit Extension, then all interest that would have accrued with respect to such Credit Extension through such date (without duplication), plus (D) all other sums, if any, that shall have become due and payable with respect to the Credit Extensions, including interest at the Default Rate with respect to any past due amounts owed to Lender (collectively, the “Prepayment Amount”).

(ii) Mandatory Prepayment Upon an Acceleration. If the Credit Extensions are accelerated by Lender in accordance with this Agreement following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Lender, in addition to all other outstanding amounts under this Agreement, an amount equal to the Prepayment Amount. For the avoidance of doubt, if such acceleration occurs on or following the thirteenth (13th) payment due with respect to a Credit Extension, the amount required pursuant to subsection (C) in (i) above shall not be due with respect to such Credit Extension.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate. The principal amount outstanding under each Advance shall accrue interest from the date of Advance at a floating per annum rate equal to eight and three-quarters percentage points (8.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(b) above and subject to Section 2.3(d) below.

(b) Default Rate. After the occurrence and during the continuance of an Event of Default upon notice to Borrower (which notice may be provided by electronic mail), the due and unpaid Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Interest Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Lender:

(a) Commitment Fee. A fully earned, non-refundable commitment fee in an amount equal to one percent (1.0%) of the Maximum Loan Amount, on the Effective Date (it being acknowledged and agreed that such amount was previously paid by Borrower as a good faith deposit and received by Lender prior to the Effective Date);

(b) Lender Expenses and Fees. All Lender Expenses incurred through the Effective Date, such amount not to exceed $25,000, which amount was paid by Borrower and received by Lender prior to the Effective Date, except that Borrower remains responsible for, and shall reimburse Lender for, lien searches and filing fees and expenses incurred by Lender in connection with the transactions contemplated by this Agreement. In addition, all Lender Expenses incurred after the Effective Date, when due (or, if no stated due date, upon demand by Lender); and

(c) Fees Fully Earned. Unless otherwise provided in this Agreement, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make loans and advances hereunder.

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be paid to Lender through ACH (and Borrower shall execute and deliver an Electronic Funds Transfer/ACH Debit Authorization Form with respect thereto), in immediately available funds in Dollars, without setoff or counterclaim. If the ACH payment arrangement is terminated for any reason, Borrower shall make all payments due to Lender as Lender shall reasonably instruct. When a payment is due on a day that is not a Business Day, the payment shall be due on the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Prior to the occurrence of an Event of Default, Lender shall credit any payment (whether ACH, wire transfer of funds, check or other item of payment) received from or on behalf of Borrower to the Obligations in such order and manner as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Lender has the exclusive right to determine the order and manner in which all payments with respect to the Obligations will be applied. After the occurrence and during the continuance of an Event of Default, Borrower shall have no right to specify the order or the accounts to which Lender shall allocate or apply any payments required to be made by Borrower to Lender or otherwise received by Lender under this Agreement.

2.6 Withholding. Payments received by Lender from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) (“Taxes”), except for Excluded Taxes. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Lender (except for Excluded Taxes), Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF CREDIT EXTENSIONS

3.1 Conditions Precedent to Initial Credit Extension. Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may have reasonably requested, including, without limitation:

(a) duly executed original signatures to the Loan Documents;

(b) duly executed original signatures to the Control Agreement;

(c) the Operating Documents and long-form good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) a secretary’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(e) duly executed signature to a payoff letter from (i) Comerica Bank evidencing that upon receipt of the payoff amount, the Loan and Security Agreement dated as of June 11, 2015 (the “Comerica Loan Agreement”), between Borrower and Comerica, together with all documents and agreements executed in connection therewith, shall be terminated; and (ii) Trinity Capital Fud III, L.P. evidencing that upon receipt of the payoff amount, the Loan and Security Agreement dated as of May 31, 2017 (the “Trinity Loan Agreement”), between Borrower and Trinity, together with all documents and agreements executed in connection therewith, shall be terminated;

(f) certified copies, dated as of a recent date, of financing statement searches, as Lender may request, confirming that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) the Perfection Certificate(s) of Borrower, together with the duly executed original signatures thereto;

(h) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signature thereto;

(i) evidence satisfactory to Lender that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect; and

(j) payment of the fees and Lender Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Lender’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) timely receipt of an executed Disbursement Letter;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true, accurate, and complete in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) no Event of Default shall have occurred and be continuing or result from the Credit Extension; and

(d) Lender determines to its reasonable satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Lender.

3.3 Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Lender’s sole discretion.

3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Lender (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Eastern time five (5) Business Days prior to the Funding Date of such Credit Extension. In connection with such notification, Borrower shall promptly deliver to Lender by electronic mail a completed Disbursement Letter executed by an Authorized Signer together with such other reports and information, as Lender may request in its sole but reasonable discretion. Lender may make Credit Extensions under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) and at such time as Lender’s obligation to make Credit Extensions has terminated, Lender shall, at Borrower’s sole cost and expense, release its Lien in the Collateral and all rights therein shall revert to Borrower.

If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement).

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Lender’s discretion. Borrower ratifies any such filings made prior to the Effective Date.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Lender a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, any securities exchange or any self-regulatory organization by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority, any securities exchange and any self-regulatory organization (except such Governmental Approvals or other approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution except for the Collateral Accounts described in the Perfection Certificate delivered to Lender in connection herewith and which Borrower has taken such actions as are necessary to give Lender a perfected security interest therein, subject to the terms of Section 6.6. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral (other than mobile equipment such as laptop computers in the possession of Borrower’s employees or agents) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries which if determined against any such party, either individually or in the aggregate, would adversely affect the financial condition of such party, or the ability of Borrower to perform its obligations under, or comply with the terms of the Loan Documents.

5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.

5.5 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in accordance with applicable law. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

Borrower does not have knowledge of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given by or on behalf of Borrower in connection with the Loan Documents or the transactions contemplated thereby to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.10 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.11 “Know Your Customer” Information. To the best of Borrower’s knowledge, all materials and information provided to Lender in connection with applicable “know your customer” and anti-money laundering rules and regulations are true and correct.

6. AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and (except as permitted by Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and cause each Subsidiary to comply, in all material respects, with all laws, ordinances and regulations to which it is subject where the failure to do so would reasonably be expected to have a material adverse effect on Borrower’s business or operations.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender in all of the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender, upon Lender’s request.

6.2 Financial Statements, Reports, Certificates. Provide Lender with the following as to itself and its Subsidiaries:

(a) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion (other than a “going concern” or like qualification or exception solely as a result of the final maturity date of any Advance being scheduled to occur within twelve (12) months from the date of such opinion, or, as otherwise consented to in writing by Lender) on the financial statements from an independent certified public accounting firm reasonably acceptable to Lender;

(b) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each quarter, a Borrower prepared consolidated balance sheet and the related statements of income and retained earnings and cash flows for such quarter certified by a Responsible Officer and in a form reasonably acceptable to Lender (the “Quarterly Financial Statements”);

(c) Monthly Financial Statements. As soon as available, but no later than forty (40) days after the last day of each month, a Borrower prepared consolidated balance sheet and the related statements of income and retained earnings and cash flows for such month certified by a Responsible Officer and in a form reasonably acceptable to Lender (the “Monthly Financial Statements”);

(d) Compliance Certificate. Together with the Monthly Financial Statements and the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, Borrower was in full compliance with all of the terms and conditions of this Agreement and such other information as Lender may reasonably request;

(e) Intentionally Omitted .

(f) Other Statements. Within five (5) days of delivery thereof, copies of quarterly (and any interim) board presentations made available to Borrower’s board of directors;

(g) SEC Filings. In the event that Borrower becomes subject to the reporting requirements under the Exchange Act, within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority, any securities exchange or any self-regulatory organization succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address; provided, however, Borrower shall promptly notify Lender in writing (which may be by electronic mail) of the posting of any such documents;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more; and

(i) Other Financial Information. Other financial information regarding Borrower reasonably requested by Lender.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries (except for deferred payment of any taxes contested pursuant to the terms of this Agreement) and shall deliver to Lender, on written demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms. To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Lender in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”

6.5 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request (it being acknowledged and agreed that the insurance maintained by Borrower as of the Effective Date is satisfactory to Lender). Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Lender. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee. All liability policies shall show, or have endorsements showing, Lender as an additional insured.

(b) Ensure that proceeds payable under any property policy are, at Lender’s option, payable to Lender on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy with respect to any loss toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lender, be payable to Lender on account of the Obligations.

(c) At Lender’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Lender, that it will give Lender thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled.

6.6 Operating Accounts. For each Collateral Account that Borrower at any time maintains, at Lender’s request, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated unless the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) are paid in full in cash or otherwise without the prior written consent of Lender. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lender by Borrower as such, and (ii) other accounts in an aggregate amount not to exceed $250,000.

6.7 Protection and Registration of Intellectual Property Rights.

(a) Use commercially reasonable efforts in the exercise of its business judgment to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Lender in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent, which shall not be unreasonably withheld, delayed or conditioned.

(b) To the extent not already disclosed in writing to Lender, if Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Lender and shall execute such intellectual property security agreements and other documents and take such other actions as Lender may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Lender in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Lender with prompt written notice upon Borrower’s registration of such Copyrights or mask works with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Lender may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Lender in the Copyrights or mask works registered with the United States Copyright Office; and (z) promptly record such intellectual property security agreement with the United States Copyright Office. Borrower shall promptly provide to Lender copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Lender to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Lender within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender and upon reasonable prior notice, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.9 Access to Collateral; Books and Records. Allow Lender, or its agents, at reasonable times during normal business hours, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense; provided that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be responsible for the cost of more than 1 inspection or audit in any fiscal year.

6.10 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, promptly after the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Lender a joinder to the Loan Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary if a domestic Subsidiary, in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation in form and substance reasonably satisfactory to Lender, which in its good faith opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11 Management Rights. Borrower agrees to grant Lender the management rights described below (as to itself and its current and future direct and indirect Subsidiaries) and further agrees that it (and its current and future direct and indirect Subsidiaries) will give due consideration to such input as may be provided by Lender. In the event Lender reasonably demonstrates such rights do not satisfy the requirement of the management rights for the purpose of qualifying Lender’s interest in Borrower and its direct and indirect Subsidiaries as a venture capital investment for the purposes of the United States Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101, Borrower and Lender shall reasonably cooperate in good faith to agree upon mutually satisfactory consultation rights that satisfy such regulation, including with respect to Borrower’s direct and indirect Subsidiaries. Lender will be entitled to the following rights: (i) to discuss, and provide advice with respect to, the business operations, properties and financial and other conditions of Borrower and its Subsidiaries with their respective officers, employees and directors and the right to consult with and advise their respective senior management (the “Senior Management”) on matters materially affecting the business and affairs of Borrower and its Subsidiaries; (ii) to submit business proposals or suggestions to Senior Management from time to time with the requirement that one or more members of Senior Management discuss such proposals or suggestions with Lender within a reasonable period after such submission and the right to call a meeting with Senior Management in order to discuss such proposals or suggestions; and (iii) (a) to examine the books and records of Borrower and its Subsidiaries, and (b) to request such other information at reasonable times and intervals in light of the normal business operations of Borrower and its Subsidiaries concerning the general status of the business, financial condition and operations of Borrower and its Subsidiaries but only to the extent such information is reasonably available to Borrower and its Subsidiaries and in a format consistent with how Borrower and its Subsidiaries maintain such information. The exercise of such management rights shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over the management or policies of Borrower and its Subsidiaries.

6.12 Use of Proceeds. Borrower shall use the proceeds of the Advances solely as working capital, growth expenses, equipment acquisitions, if applicable, to fund its general business requirements and to terminate the Comerica Loan Agreement and the Trinity Loan Agreement and not for personal, family, household or agricultural purposes.

6.13 Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

Borrower shall not do any of the following during the term of this Agreement without Lender’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower or its Subsidiaries, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or its Subsidiaries; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower or its Subsidiaries permitted under this Agreement; (e) consisting of Borrower’s or its Subsidiaries’ use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of the Borrower in the ordinary course of business; (g) to the extent constituting a Transfer, of leases of real property in the ordinary course of business; (h) resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of Borrower or its Subsidiaries; (i) (x) discounts of or forgiveness of accounts receivable or in connection with the collection or compromise thereof, in each case, in the ordinary course of business, and (y) sales, transfers and other Transfers of accounts receivable in connection with collection thereof in the ordinary course of business; (j) of property by any Subsidiary to Borrower or to another Subsidiary of Borrower, which do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) if such transferee is not the Borrower or a co-borrower hereunder; and (k) of other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year;

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) wind-up, liquidate or dissolve; (c) fail to provide notice to Lender of any Key Person departing from or ceasing to be employed by Borrower within ten (10) days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control; provided that the foregoing clause (d) shall not apply to any Change in Control pursuant to which the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) are paid in full in cash contemporaneously with the close or consummation of such transaction.

Borrower shall not, without at least thirty (30) days prior written notice to Lender: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization or change the location of its chief executive office or registered office, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or subject to Section 6.10, acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) except where (i) such transactions do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower or its Subsidiary is the surviving entity; provided that this provision shall not apply to any transaction pursuant to which the Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) are paid in full in cash contemporaneously with the close or consummation of such transaction. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness or prepay any Indebtedness (other than the Obligations under this Agreement).

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, in each case except for Permitted Liens; permit any Collateral not to be subject to the first priority security interest granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Lender’s Lien under this Agreement); or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Fifty Thousand Dollars ($50,000) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Compliance with Anti-Terrorism Laws. Lender hereby notifies Borrower and each of its Subsidiaries that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrower and each of its Subsidiaries and their principals, which information includes the name and address of Borrower and each of its Subsidiaries and their principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower and each of its Subsidiaries shall promptly notify Lender if Borrower or such Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension or the Final Payment, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Section 6 of this Agreement (subject to a cure period of ten (10) days with respect to its obligation under Section 6.2) or violates any material covenant in Section 7 of this Agreement; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply to any covenants set forth in clause (a) above;

8.3 Investor Abandonment; Key Person Departure.

(a) Lender determines that there is a lack of Investor Support, or Investor Support ceases to be provided to Borrower for any reason; or

(b) Any Key Person departs from or ceases to be employed by Borrower; unless continuously at all times following such departure or cessation, a successor reasonably acceptable to Lender has commenced employment with Borrower and is actively performing, in all material respects, the functions for Borrower previously performed by such Key Person.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within twenty (20) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during such twenty (20) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and such attachment, seizure or levy has not been removed, discharged or rescinded within twenty (20) days, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise fails to be solvent as described under Section 5.5 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (b) any material default in connection with any material lease of real property;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least one hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, any securities exchange or any self-regulatory organization, and the same are not, within twenty (20) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made or deemed made; or

8.9 Subordinated Debt. The Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any subordination or intercreditor agreement executed in connection herewith.

9. LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, upon notice or demand (which such notice or demand shall not be required upon the occurrence of an Event of Default described in Section 8.5), do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lender);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender reasonably considers advisable, and notify any Person owing Borrower money of Lender’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Lender requests and make it available as Lender reasonably designates. Lender may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Lender’s rights or remedies;

(e) apply to the Obligations then due any (i) balances and deposits of Borrower it holds, or (ii) amount held by Lender owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral and (g) transfer the Collateral into the name of Lender or a third party as the Code permits. . Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity or reimbursement obligations or other obligations which, by their terms, survive termination of the Loan Documents) have been fully repaid and performed and Lender’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay to third parties under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Lender will provide Borrower with reasonable notice prior to obtaining such insurance. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Lender shall have the right to apply in any order any funds in its possession, whether from payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Lender shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If Lender, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of cash therefor.

9.5 Lender’s Liability for Collateral. So long as Lender complies with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Except as otherwise provided in this Agreement, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

9.8 Borrower Liability. Either Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for the appointing Borrower for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

10. PUBLICITY. Subject to Borrower’s prior written consent (not to be unreasonably withheld, delayed or conditioned which consent may be provided by electronic mail), Lender may (i) publish, for the sole purpose of its own advertising and promotion, via print and/or electronic media, Borrower’s name and logo; provided, however, that Borrower hereby consents to Lender publishing Borrower’s name and logo on financial reports that Lender provides to its limited partners and potential investors; and (ii) issue a press release reasonably acceptable to Borrower announcing the funding hereunder. Lender may link to Borrower’s Web site. Borrower agrees to reasonably cooperate with Lender in this regard.

11. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:	Augmedix, Inc./Augmedix Operating Corporation
111 Sutter St., Suite 1300
San Francisco, CA 94104
Attn: Paul Ginocchio, Chief Financial Officer
Fax: (844) 512-6986
Email: paul@augmedix.com
Website URL: Augmedix.com

With a copy to:	Augmedix, Inc./Augmedix Operating Corporation
111 Sutter St., Suite 1300 San Francisco, CA 94104 Attn: Legal Department

If to Lender:	Eastward Fund Management, LLC
432 Cherry Street
West Newton, MA 02465
Attn: Dennis Cameron
Fax: (617) 969-7900
Email: dennis@eastwardcp.com

12. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in Middlesex County, Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 12 shall survive the termination of this Agreement.

13. GENERAL PROVISIONS

13.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Lender. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

13.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). Lender has the right, with the consent of Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Co-Investment Agreement and the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof); it being understood that Lender shall not require the consent of Borrower upon the occurrence and during the continuance of an Event of Default or if such assignment is a grant of participation to Lender’s affiliates.

13.3 Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents (excluding any Claims for punitive, exemplary, consequential or special damages); and (ii) all losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 13.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

13.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties, and shall provide Borrower with notice and a copy of the corrected provision of the Loan Documents.

13.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements and no ambiguity shall be construed in favor of or against Borrower or Lender. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

13.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9 Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Lender, collectively, “Lender Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lender shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; (e) as Lender considers appropriate in exercising remedies under the Loan Documents; and (f) to Lender’s agents, such as legal counsel and accountants, who have agreed to confidentiality obligations with Lender with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain (other than as a result of its disclosure by Lender in violation of this Agreement) after disclosure to Lender; or (ii) disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

Lender Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

13.10 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.11 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.12 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.14 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

14. DEFINITIONS

14.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“ACH” is the Automated Clearing House electronic funds transfer system.

“Advances” is defined in Section 2.2(a).

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Disbursement Letter request, on behalf of Borrower.

“Bank Services” are any products and/or credit services facilities provided to Borrower and its Subsidiaries by any banking institution, including, without limitation, all letters of credit, guidance facilities, bank services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services) and foreign exchange services as any such products or services may be identified in the various agreements related thereto, but specifically excluding loans and/or credit facilities.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Disbursement Letter request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Lender is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (C) certificates of deposit or bankers’ acceptances issued or accepted by Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (i) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than Two Hundred Fifty Thousand Dollars ($250,000,000), in each case maturing within one year after issuance or acceptance thereof; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (b) of this definition.

“Change in Control” means (a) Borrower’s consolidation with or merger into any other Person (other than a wholly-owned Subsidiary) in which Borrower is not the surviving entity; (b) the conveyance, sale, transfer, lease or disposition of all or substantially all of Borrower’s assets to any Person; or (c) Borrower’s engagement in any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Borrower is disposed of.

“Claims” is defined in Section 13.3.

“Co-Investment Agreement” is that certain co-investment agreement, dated as of the Effective Date, in form and content reasonably acceptable to the Lender, pursuant to which Borrower grants to the Lender and its Affiliates a right (but not an obligation) to invest in Borrower’s future private equity financing on the terms, conditions and pricing set forth therein.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, Currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, Currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, or any other extension of credit by Lender for Borrower’s benefit.

“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disbursement Letter” is each letter in substantially the form attached hereto as Exhibit C.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other Currency, regardless of whether that Currency uses the “$” sign to denote its Currency or may be readily converted into lawful money of the United States.

“Draw Period” is the period of time commencing on the Effective Date through November 30, 2021.

“EBITDA” is the sum, without duplication, of the following: net income, plus (a) interest expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) transaction fees, costs and expenses incurred in connection with the Loan Documents and other transactions consummated on the Effective Date, including the repayment of the obligations pursuant to the Comerica Loan Agreement and the Trinity Loan Agreement, (f) transaction fees, costs and expenses incurred in connection with the reverse merger and capital raise to the extent incurred in the last quarter of 2020 or the first quarter of 2021, (g) all other non-cash and/or non-recurring charges and expenses approved by Lender, excluding accruals for cash expenses made in the ordinary course of business, (h) loss from any sale of assets, other than sales in the ordinary course of business, and (i) non-cash costs of incentive compensation, less (x) gain from any sale of assets, other than sales in the ordinary course of business, and (y) all items of non-cash extraordinary income.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” is any of the following Taxes imposed on or with respect to Lender with respect to the Obligations or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); (b) except as otherwise expressly agreed pursuant to Section 2.6, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender pursuant to a law in effect on the Effective Date; and (c) except as otherwise expressly agreed pursuant to Section 2.6, any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” is Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder, as of the date of this Agreement (or any amended or successor version to the extent such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any intergovernmental agreement or agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.

“Final Payment” with respect to each Advance, the amount equal to seven and one-half percent (7.5%) of the amount of the Advance.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority, any securities exchange or any self-regulatory organization.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital and operating lease obligations (except for operating lease agreements for real property), and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Initial Advance” is defined in Section 2.2(a).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Investor Support” is the clear intention of Borrower’s investors to continue to fund Borrower in the amounts and timeframe necessary to enable Borrower to satisfy the Obligations as they become due and payable.

“IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Lender dated as of the date hereof.

“Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Emmanuel Krakaris as of the Effective Date, and (b) Chief Financial Officer, who is Paul Ginocchio as of the Effective Date.

“Lender” is defined in the preamble hereof. “

Lender Entities” is defined in Section 13.9.

“Lender Expenses” are all reasonable, out-of-pocket audit fees and expenses, reasonable, out-of-pocket costs and expenses of Lender (including reasonable, out-of-pocket attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents or preserving any rights or remedies of Lender (including, without limitation, those incurred by Lender in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Co-Investment Agreement, the Warrant, the IP Agreement, any other subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Lender’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is, for each Advance, the final regularly-scheduled payment date for such Advance.

“Maximum Loan Amount” is defined in Section 2.2(a).

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, the Final Payment, fees, Lender Expenses, the Prepayment Premium, and other amounts Borrower owes Lender now or later, whether under this Agreement, the other Loan Documents (other than the Co-Investment Agreement and Warrant), or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents (other than the Co-Investment Agreement and Warrant).

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g) intercompany Indebtedness arising from loans made by Borrower or its Subsidiaries to Borrower or other Subsidiaries, which do not in the aggregate exceed Five Hundred Thousand Dollars ($500,000) if such indebtedness is to an entity that is not the Borrower or a co-borrower hereunder;

(h) Indebtedness arising from, to the extent not otherwise prohibited by the Agreement, agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guarantees, surety bonds or performance bonds securing the performance of Borrower or any Subsidiary pursuant to such agreements;

(i) Indebtedness not to exceed Four Hundred Thousand Dollars ($400,000) in the aggregate amount outstanding at any time under letters of credit that serve to secure real property leases or entered into in the ordinary course of business unsecured or secured by cash only;

(j) unsecured Indebtedness of Borrower and its Subsidiaries owing to employees, former employees, officers, former officers, directors, former directors (or any spouses, ex-spouses, or estates of an of the foregoing) in connection with the repurchase of equity interests of Borrower or its Subsidiaries issued to any of the aforementioned employees, former employees, officers, former officers, directors (or any spouses, ex-spouses, or estates of any of the foregoing), not to exceed Fifty Thousand Dollars ($50,000) per fiscal year;

(k) Indebtedness in respect of netting services, overdraft protections and other customary bank products in connection with deposit accounts;

(l) Indebtedness in favor of insurance companies (or their Affiliates) in connection with the financing of insurance premiums;

(m) other Indebtedness owing to Lender or its Affiliates;

(n) unsecured Indebtedness of Borrower and its Subsidiaries for any Bank Services;

(o) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(p) other than funded bank Indebtedness, Indebtedness of any Person that becomes a Subsidiary after the Effective Date that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and

(q) additional Indebtedness of Borrower and its Subsidiaries not described above in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of deposit accounts in which Lender has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) extensions of trade credit in the ordinary course of business;

(g) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any Loan Party’s business;

(k) Repurchases of stock, options or SARs from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed $150,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists; and

(l) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, provided that all such investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on the Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest therein;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(k) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations or indemnification obligations under insurance policies or self-insurance arrangements, in each case payable to insurance carriers that provide insurance to Borrower and its Subsidiaries;

(l) involuntary Liens securing amounts less than Two Hundred Fifty Thousand Dollars ($250,000) and which are released or for which a bond reasonably acceptable to Lender, has been posted within ten (10) days of its creation (for the avoidance of doubt, Liens under clause (d) above shall be excluded from any limitations under this clause (l)); and

(m) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n) rights of set-off arising from customer or subcontract agreements entered into in the ordinary course of business providing for indemnification or similar obligations, or from bonds, surety or other guarantees or letters of credit securing performance by any Person pursuant to such agreements, so long as any such Lien attaches only to the specific bonded contract, accounts receivable pursuant to such contract and the proceeds thereof, and assets used in connection therewith; and

(o) Liens specifically permitted by Lender in writing in its reasonable discretion.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Amount” is defined in Section 2.2(d).

“Prime Rate” is the greater of (i) three and one-quarter percent (3.25%) or (ii) the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Quarterly Financial Statements” is defined in Section 6.2(b).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, any securities exchange or any self-regulatory organization, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Advance” is defined in Section 2.2(a).

“Second Advance Milestones” is defined in Section 2.2(a).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Senior Management” is defined in Section 6.11.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms reasonably acceptable to Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Taxes” is defined in Section 2.6.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrant” is that certain Warrant to Purchase Stock dated as of March 24, 2021 executed by Borrower in favor of Lender.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the Effective Date.

BORROWERS: AUGMEDIX, INC.

By	/s/ Emmanuel Krakaris
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

AUGMEDIX OPERATING CORPORATION

By	/s/ Emmanuel Krakaris
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

LENDER:

EASTWARD FUND MANAGEMENT, LLC

By	/s/ Dennis P. Cameron
Name:	Dennis Cameron
Title:	Chief Executive Officer

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles including Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Exhibit B

Compliance certificate

TO:	EASTWARD FUND MANAGEMENT, LLC	Date:

FROM:	AUGMEDIX, INC.
AUGMEDIX OPERATING CORPORATION

The undersigned authorized officers of Augmedix, Inc. and Augmedix Operating Corporation (individually and collectively, jointly and severally, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Lender (the “Agreement”):

(1) Borrower is in complete compliance for the period ending______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Lender.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Annual financial statement (CPA Audited)	FYE within 180 days	Yes No
Quarterly financial statements with Compliance Certificate	Quarterly within 45 days	Yes No
Monthly financial statements with Compliance Certificate	Monthly within 40 days	Yes No
Board statements, reports and notices	Within 5 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Other Matters

Have there been any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

AUGMEDIX, INC.		LENDER USE ONLY

By:		Received by:
Name:	Emmanuel Krakaris		AUTHORIZED SIGNER
Title:	Chief Executive Officer	Date:

AUGMEDIX OPERATING CORPORATION		Verified:
AUTHORIZED SIGNER
By:		Date:
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer	Compliance Status: Yes No

Exhibit C

FORM OF DISBURSEMENT LETTER

DISBURSEMENT LETTER

[date]

The undersigned, being the duly elected and acting Chief Executive Officer of AUGMEDIX, INC., a Delaware corporation with an office located at 111 Sutter St., Suite 1300, San Francisco, CO 94104 (“Augmedix”), and AUGMEDIX OPERATING CORPORATION, a Delaware corporation with an office located at 111 Sutter St., Suite 1300, San Francisco, CO 94104 (“Augmedix Operating;” and together with Augmedix, individually and collectively, jointly and severally, “Borrower”) does hereby certify to EASTWARD FUND MANAGEMENT, LLC (“EASTWARD” and “Lender”), as lender (the “Lender”) in connection with that certain Loan and Security Agreement dated as of March ____, 2021, by and between Borrower and the Lender (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:1. The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

2. No event or condition has occurred and is continuing that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied or waived by Lender.

5. There has been no Material Adverse Change.

6. The undersigned is a Responsible Officer.

7. The proceeds of the Advance shall be disbursed as follows:

Loan Amount	$
Plus:
--Deposit Received	$

Less:
--Facility Fee	$(	)
--Legal and Diligence Fee	$(	)

--Lien and Filings	$(	)

-- Stub-period __-day(s) interest	$(	)

TOTAL LOAN NET PROCEEDS:	$

8. The aggregate net proceeds of the Advance shall be transferred as follows:

Borrower: $_________

[wire instructions]

[bank]

Address]

Account No.:      _________

ABA No.:            _________

Account Name:  _________

Reference: Eastward Loan

9. Confirmatory amounts, dates etc.:

First payment due on_________ 1, 20__ (for___________ 20__ period). Interest-only period of 18 months. Initial interest rate equal to 12.0% ). (Prime + 8.75%), subject to adjustment pursuant to the Loan Agreement.

Period of payment of principal and interest: 30 months. (Prime + 8.75%) .

Final Payment due with final regularly-scheduled payment: $_________ [7.5%].

Dated as of the date first set forth above.

BORROWER:

AUGMEDIX, INC.

By
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

AUGMEDIX OPERATING CORPORATION

By:
Name:	Emmanuel Krakaris
Title:	Chief Executive Officer

LENDER:

EASTWARD FUND MANAGEMENT, LLC

By
Name:	Dennis Cameron
Title:	Chief Executive Officer